Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333- 180769 and 333-188915) and on Form S-3 (No. 333-191294) of Forum Energy Technologies, Inc. of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information discussed in Note 17, as to which the date is August 1, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Forum Energy Technologies, Inc. dated August 1, 2014.

/s/PricewaterhouseCoopers LLP
Houston, Texas
August 1, 2014